Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners, LP Announces $215.4 Million Drop Down Acquisition

FORT WORTH, Texas, July 17, 2026 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and gas mineral and royalty interests in over 17 million gross acres in 28 states, today announced the purchase of certain oil and gas royalty interests from certain affiliated sellers for approximately $215.4 million (the “Drop Down”).

HIGHLIGHTS

•	Expected to close on or around August 21, 2026 and be immediately accretive to distributable cash flow per unit[1]
•	Total purchase price consideration is comprised of $74.9 million in cash (approximately 35%) and 9.5 million newly issued common units of Kimbell Royalty Operating, LLC (“OpCo”) valued at $140.5 million, subject to customary closing and post-closing adjustments
•	Approximately 2,568 Net Royalty Acres (20,547 NRA normalized to 1/8th), strategically focused in premier areas of the Eagle Ford, Permian, Mid-Con and Appalachia
•	Expected Q3 2026 average daily production of 2,347 boe/d (841 Bbl/d of oil, 569 Bbl/d of NGLs, and 5,624 Mcf/d of natural gas) (6:1)
•	Targeted multi-basin portfolio spans over 3 million gross acres with over 29,000 gross producing wells in high-growth areas across the Lower 48, further expanding Kimbell’s scaled and diversified mineral and royalty position
•	Expected near-term production growth supported by strong historical development cadence, 9 rigs actively drilling on acreage as of March 31, 2026, and 177 DUCs and permits
•	Shallow production decline of 13% enhances Kimbell’s best-in-class five-year PDP decline rate

“We are pleased to announce the second drop down acquisition since our IPO in February 2017, and we expect the transaction to drive significant production and distributable cash flow growth, both in the near term and for years to come,” said Bob Ravnaas, Chairman and Chief Executive Officer of Kimbell’s general partner.

“Located in the premier oil and gas resource plays in the Eagle Ford, Permian, Mid-Con and Appalachia, the Drop Down strengthens our existing multi-basin mineral footprint and provides an attractive blend of current production, expected baseline growth from near-term activity and more than a decade of future development inventory. I want to thank our team and our advisors for their diligent work as we continue to scale our proven business model.”

1 With an effective date of June 1, 2026, the cash flows from the Drop Down and related accretion will be recognized fully in Q3 2026.

Kimbell Royalty Partners, LP – News Release

The Drop Down was approved by the Conflicts and Compensation Committee of the Board of Directors of Kimbell Royalty Partners' general partner (the "Conflicts Committee") and the Board of Directors of Kimbell Royalty Partners' general partner on July 16, 2026. Evercore acted as financial advisor and Potter Anderson & Corroon LLP acted as legal advisor to the Conflicts Committee in connection with the Drop Down. White & Case LLP and Kelly Hart & Hallman LLP acted as legal advisor to Kimbell in connection with the Drop Down. TenOaks Energy Partners, LLC and Stephens Inc. acted as financial advisors and Mayer Brown LLP acted as legal advisor to the sellers in the Drop Down. The sellers in the Drop Down will be subject to a 90-day lockup after closing, which is expected to occur on or around August 21, 2026. The closing of the Drop Down remains subject to the satisfaction of customary closing conditions, and there can be no assurance that it will be completed as planned or at all.

About Kimbell Royalty Partners

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 17 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 135,000 gross wells. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements, which include statements regarding the anticipated benefits of the Drop Down, the expected timing of the closing of the Drop Down, operational data with respect to the Drop Down, involve risks and uncertainties, including risks that the anticipated benefits of the Drop Down are not realized; risks relating to Kimbell’s integration of the Drop Down assets; risks relating to the possibility that the Drop Down does not close when expected or at all because any conditions to the closing are not satisfied on a timely basis or at all; and risks relating to Kimbell’s business and prospects for growth and acquisitions. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”).  These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Drop Down; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black
Dennard Lascar Investor Relations
krp@dennardlascar.com
(713) 529-6600